Exhibit 5.1

[            ], 2006

First California Financial Group, Inc.,

1880 Century Park East, Suite 800,

Los Angeles, California 90067.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of [12,555,321] shares (the “Securities”) of common stock, without par value, of First California Financial Group, Inc., a Delaware corporation (the “Company”), to be issued in connection with the Agreement and Plan of Merger, dated as of June 15, 2006, by and among the Company, FCB Bancorp, a California corporation, and National Mercantile Bancorp, a Delaware corporation, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,